Exhibit 10.48

[*] indicates that a confidential portion of the text of this agreement has been omitted.

FIRST AMENDMENT TO COLLABORATION AGREEMENT

This First Amendment to Collaboration Agreement (this “First Amendment”) is effective as of February 28, 2007 and is made by and between Takeda Pharmaceutical Company Limited, a Japanese corporation having offices at 1-1, Doshomachi 4-chome, Chuo-ku, Osaka 540-8645, Japan (hereinafter “Takeda”); and XOMA (US) LLC, a Delaware limited liability company having offices at 2910 Seventh Street, Berkeley, California 94710, USA (hereinafter “XOMA”).

BACKGROUND

A.           XOMA and Takeda entered into a certain collaboration agreement dated as of November 1, 2006 (the “Agreement”).

B.           XOMA and Takeda wish to amend the Agreement to broaden the relationship as specified herein.

C.           Terms which are defined in the Agreement shall have the same meanings when used in this First Amendment, unless a different definition is given herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, XOMA and Takeda agree as follows:

Section 1.                      Amendments.  Pursuant to Section 14.9 of the Agreement,

(a)           Section 1.17 of the Agreement is hereby amended and restated in its entirety to read as follows:

““Chiron Exclusivity Period” shall mean the exclusivity period provided for in Section 3.2 of the May 26, 2005 Research, Development and Commercialization Agreement between Chiron Corporation and XOMA (the “Chiron Agreement”).  The Chiron Exclusivity Period expired on February 27, 2007.”;

(b)           Section 1.38 of the Agreement is hereby amended and restated in its entirety to read as follows:

““Field” means any and all uses including but not limited to the diagnosis, prevention, control or treatment of Cancer.”;

(c)           the first sentence of Section 2.1.1 of the Agreement is hereby amended and restated in its entirety to read as follows:

“The Parties intend to carry out multiple programs in which Takeda and XOMA will collaborate to identify and characterize Program Antibodies and to carry out the Research and Development and Manufacturing of Antibody Products that act through Collabora-

tion Targets for use in the Field (the “Collaboration”), consistent with the objectives set forth in the applicable Plan(s).”;

(d)           Section 2.1.3.2 of the Agreement is hereby replaced in its entirety to read as follows:

“XOMA agrees that following the Effective Date, the provisions of any new antibody research and development collaboration agreement between XOMA and a Third Party, or any modification to any existing such agreement, that provides for exclusivity as between the parties thereto with respect to matters other than the specific Target(s) covered thereby (e.g., with respect to the field(s) of use covered thereby) will not limit, or will expressly exclude, XOMA’s ability to accept Proposed Targets as Collaboration Targets in accordance with the explicit terms of this Agreement.”;

(e)           the second sentence of Section 2.2.2 of the Agreement, which states:

“During the period [*], Takeda may request XOMA’s consent (which consent shall not be unreasonably withheld or delayed) to submit additional Proposed Targets to the Escrow Agent, for consideration as proposed Collaboration Targets by sending the form attached hereto as Schedule 2.2.2.”

is hereby amended and restated in its entirety to read as follows:

“During the period [*], Takeda may request XOMA’s consent (which consent shall not be unreasonably withheld or delayed) to submit additional Proposed Targets to the Escrow Agent, for consideration as proposed Collaboration Targets by sending the form attached hereto as Schedule 2.2.2.”;

(f)           the fifth sentence of Section 2.2.5.1 of the Agreement, which states:

“XOMA may elect to reject such Proposed Target in the event that [*].”

is hereby amended and restated in its entirety to read as follows:

“XOMA may elect to reject such Proposed Target in the event that [*].”;

(g)         the following Section is hereby incorporated into the Agreement as Section 2.2.5.2.  Sections 2.2.5.2, 2.2.5.3 and 2.2.5.4 of the Agreement are hereby renumbered as Sections 2.2.5.3, 2.2.5.4 and 2.2.5.5, accordingly:

“2.2.5.2  　On February 26, 2007, XOMA proposed to Takeda that [*] be treated as the second Collaboration Target for purposes of this Agreement.  With this background, the Parties agree that, notwithstanding anything contained in this Agreement, as amended by the First Amendment to Collaboration Agreement effective as of February 28, 2007 (the “First Amendment”), to the contrary:

(a)	[*] shall be deemed, as of the effective date of the First Amendment, the second Collaboration Target;

(b)
within [*] after the effective date of the First Amendment, the Parties shall prepare and agree (or conclude that they cannot agree) on an initial R&D Plan for [*] as the second Collaboration Target, and during the course of such preparation, counsel for each of the Parties will discuss any intellectual property rights owned or controlled by any Third Party known to such Party that relate to [*] and are relevant to the therapeutic Antibodies; and

(c)
in the event that such initial R&D Plan for [*] as the second Collaboration Target is not mutually agreed within the said [*] period, then [*] shall lose its status as a Collaboration Target retroactively as of the effective date of the First Amendment and, for purposes of Section 7.3.5 (as amended by the First Amendment), [*] shall be deemed to be a Proposed Target named by Takeda but rejected by XOMA for reasons other than those set forth in the last paragraph of Section 7.3.5.”;

(h)           Section 7.1 of the Agreement is hereby amended and restated in its entirety to read as follows:

“Upfront Fees.  Takeda shall pay XOMA in cash

(a)	a non-refundable fee of [*] for the first Proposed Target (“First Upfront Fee”);

(b)	a non-refundable fee of [*] as set forth in the First Amendment dated February 28, 2007 to this Agreement (“Upfront Amendment Fee”); and

(c)	the following additional non-refundable fees for each respective Proposed Target becoming a Collaboration Target (each, an “Additional Upfront Fee”):

(i) [*] Collaboration Target: [*];

(ii) [*] Collaboartion Target: Insofar as the [*] Collaboration Target is [*], there shall be [*]. If the [*] Collaboration Target is a Target other than [*],[*];

(iii) [*] Collaboration Target: [*];

(iv) [*] Collaboration Target: [*];

(v) [*] Collaboration Target: [*];

(vi) [*] Collaboration Target: [*];

(vii) [*] Collaboration Target: [*];

The Parties hereto acknowledge that the First Upfront Fee was already paid by Takeda in cash within [*] of execution of this Agreement by the Parties and that the first Collaboration Target has been accepted into the Collaboration.  Each Additional Upfront Fee shall be paid in cash within [*] of acceptance by XOMA of such Collaboration Target for Research and Development in accordance with Section 2.2.5 hereof.”; and

(i)           Section 7.3.5 of the Agreement is hereby amended and restated in its entirety to read as follows:

“In the event that the period set forth in Section 2.2.2 (i.e., from [*] until [*], hereinafter, the “Period for Proposal”) has expierd and if the number of Collaboration Targets which have been accepted into Collaboration was [*] or less, then Takeda shall be entitled to the below described reduction in any milestone payment (but no more than [*] of each of them) that may accrue in the future under the Collaboration until the full reduction has been realized; provided, however, that if (a) Takeda, in addition to [*] mentioned in Section 2.2.1, has not named [*] or more Proposed Targets in accordance with Section 2.2.2 by the end of the Period for Proposal or (b) Takeda named [*] or more Proposed Targets during the last year of the Period of Proposal (i.e., from [*] through [*]), the reduction hereunder will not apply.

Number of Collaboration Targets Accepted	Milestone Reduction

[*]	[*] milestone reduction

[*]	[*] milestone reduction if Takeda named [*] or more Proposed Targets

[*]	[*] milestone reduction if Takeda named [*] or more Proposed Targets

[*]	[*] milestone reduction if Takeda named [*] or more Proposed Targets

[*]	[*] milestone reduction if Takeda named [*] or more Proposed Targets

[*]	[*] milestone reduction if Takeda named [*] or more Proposed Targets

[*]	[*] milestone reduction if Takeda named [*] or more Proposed Targets

Any Proposed Target either (a) submitted by Takeda after disclosure, eithe rpublicly or confidentially to Takeda in writing, that XOMA has an active research and development program in place with respect to such Proposed Target or (b) rejected by XOMA on the grounds that XOMA reasonably believes that the development of products to such Proposed Target is not technically feasible pursuant to Section 2.2.5.1 shall not be counted with respect to the number of Proposed Targets named by Takeda under this Section 7.3.5.”

Section 2.                      Payment of Upfront Amendment Fee.  The Upfront Amendment Fee shall be paid by Takeda in cash within [*] after Takeda’s receiving the invoice sent by XOMA simultaneously or after the execution of this First Amendment.

Section 3.                      Reaffirmation of Representations and Warranties.  The parties each reaffirm, effective as of the effective date of this First Amendment, the various representations and warranties that each party made to the other party in Article 11 of the Agreement.  To the extent that such representations and warranties were effective as of the Effective Date of the Agreement, the parties reaffirm such representations and warranties as of the effective date of this First Amendment. To the extent that such representations and warranties represent ongoing obligations, the parties furthermore reaffirm such ongoing obligations to the other party.

Section 4.                      Press Release.  The parties hereby agree to the release of a press release in the form attached hereto as Exhibit A upon full execution of this First Amendment and the fact of the execution of this First Amendment, as well as the terms that are expressly described in such press release, shall be deemed to be in the public domain.  In all other respects, Section 10.4 of the Agreement shall apply to the terms and conditions of this First Amendment.

Section 5.                      Effect of Amendment.  Together with the Agreement (including all Schedules thereto), the Agreement and this First Amendment constitute the entire agreement between the parties in connection with the subject matter thereof and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties.  Except as expressly provided for herein, all terms and conditions of the Agreement shall remain in full force and effect.

Section 6.                      Governing Law.  This First Amendment shall be governed by and construed in accordance with the laws of the State of California, without reference to the conflicts of law principles thereof.

Section 7.                      Counterparts.  This First Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[THE BALANCE OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the undersigned parties have agreed to the foregoing as of the date first written above.

TAKEDA PHARMACEUTICAL COMPANY LIMITED

By: _____________________________
Name: Yasuchika Hasegawa
Title: President

XOMA (US) LLC

By: ____________________________
Name: John L. Castello
Title: Chairman of the Board, President and Chief Executive Officer

EXHIBIT A

FORM OF PRESS RELEASE

XOMA and Takeda Expand Collaboration for Therapeutic Antibody Discovery and Development

Berkeley, CA, and Osaka, JAPAN –– XOMA Ltd. (NASDAQ: XOMA) and Takeda Pharmaceutical Company Limited (TSE4502: Takeda) announced today they have amended their existing agreement to increase the number of potential therapeutic antibody programs under the collaboration initiated in November of 2006.  With this expansion, XOMA estimates the aggregate upfront, R&D funding, milestone and other payments could exceed $230 million before royalties over the life of the agreement.  Since entering the original agreement four months ago, XOMA has received or is otherwise due approximately $8 million as various collaboration-related payments.

“We are pleased that, in connection with the expiration of certain exclusivity obligations under an agreement with another entity, we are expanding our collaboration with Takeda to include additional therapeutic antibody programs in oncology. XOMA is well positioned to capitalize on the growing demand for monoclonal antibody solutions and this expanded agreement validates our strengths in translating targets into therapeutic product candidates and advancing their development thereafter,” said John L. Castello, chairman of the board, president and chief executive officer of XOMA.

“Takeda has an extensive collection of cancer-related disease targets that hold promise for therapeutic intervention using monoclonal antibodies,” said Shigenori Ohkawa, PhD, General Manager of Pharmaceutical Research Division of Takeda.  “By expanding our collaboration with XOMA, we are able to accelerate our antibody drug discovery and development efforts in oncology.”

About the XOMA / Takeda Collaboration

XOMA and Takeda began a collaboration in November of 2006 under which XOMA is using its extensive collection of phage display libraries and antibody optimization technologies to discover therapeutic antibodies against multiple targets selected by Takeda.  Other XOMA activities are expected to include preclinical studies to support regulatory filings, cell line and process development, and production of antibodies for initial clinical trials.  Takeda will be responsible for clinical trials and commercialization of drugs after IND submission, and is granted the right to manufacture once the product enters into phase 2 clinical trials.

The collaboration calls for Takeda to make up-front and milestone payments to XOMA, fund XOMA’s R&D activities including manufacturing of the antibodies for preclinical and early clinical supplies, and pay royalties to XOMA on sales of products resulting from the collaboration.

Under the November 2006 collaboration agreement, payments to XOMA potentially could have exceeded $100 million before royalties over the life of the collaboration.  Today’s announced amendment to the collaboration provides the potential for Takeda to add an undisclosed number of new antibody discovery and development programs to those specified in the initial agreement and raises the estimated potential payments to XOMA to $230 million before royalties.

About XOMA

XOMA is a leader in the discovery, development and manufacture of therapeutic antibodies, with a therapeutic focus that includes cancer and immune diseases.  XOMA has royalty interests in RAPTIVA® (efalizumab), a monoclonal antibody product marketed worldwide (by Genentech, Inc. and Merck Serono, S.A.) to treat moderate-to-severe plaque psoriasis, and LUCENTIS® (ranibizumab injection), a monoclonal antibody product marketed worldwide (by Genentech and Novartis AG) to treat neovascular (wet) age-related macular degeneration.

The company has built a premier antibody discovery and development platform that includes access to seven of the leading commercially available antibody phage display libraries and XOMA’s proprietary Human Engineering™ and Bacterial Cell Expression (BCE) technologies.  More than 45 companies have signed BCE licenses.  XOMA’s development collaborators include Lexicon Pharmaceuticals, Inc., Novartis, Schering-Plough Corporation and Takeda Pharmaceutical Company Limited.  With a fully integrated product development infrastructure, XOMA’s product development capabilities extend from preclinical sciences to product launch.  For more information, please visit the company's website at www.xoma.com.

About Takeda

Located in Osaka, Japan, Takeda is a research-based global pharmaceutical company. As the largest pharmaceutical company in Japan and one of the global leaders of the industry, Takeda is committed to striving toward better health for individuals and progress in medicine by developing superior pharmaceutical products.

Aiming to become an “R&D-driven world-class pharmaceutical company”, Takeda is enhancing its R&D pipeline by concentrating its management resources for that purpose in the following selected core therapeutic areas:

■	metabolic diseases (diabetes, hypertension, hyperlipidemia, etc.)
■	oncology and urological diseases
■	central nervous system disorders, bone/joint diseases
■	gastroenterological diseases

Additional information about Takeda is available through its corporate website, www.takeda.com.

XOMA Contact:
Paul Goodson
Sr. Director, Investor Relations
Tel: (510) 204-7270
goodson@xoma.com

Takeda Pharmaceutical Company Limited Contact:
Corporate Communications Department
Head Office: +81-6-6204-2060
Tokyo Head Office: +81-3-3278-2039
# # #

Certain statements contained herein concerning product development or that otherwise relate to future periods are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Such statements include, but are not limited to, statements to the effect that payments to XOMA could exceed $230 million before royalties over the life of the collaboration as amended or could have exceeded $100 million before royalties over the life of the collaboration prior to the amendment. Such statements are based on assumptions that may not prove accurate.  Actual results could differ materially from those anticipated due to certain risks inherent in the biotechnology industry and for companies engaged in the development of new products in a regulated market.  In particular, XOMA will not receive the estimated total amounts of funds if it cannot successfully discover and develop antibodies as called for in this collaboration.  These and other risks, including those related to the results of discovery research and preclinical testing; the timing or results of pending and future clinical trials (including the design and progress of clinical trials; safety and efficacy of the products being tested; action, inaction or delay by the FDA, European or other regulators or their advisory bodies; and analysis or interpretation by, or submission to, these entities or others of scientific data); uncertainties regarding the status of biotechnology patents; uncertainties as to the cost of protecting intellectual property; changes in the status of the existing collaborative and licensing relationships; the ability of collaborators, licensees and other third parties to meet their obligations; market demand for products; scale up and marketing capabilities; competition; international operations; share price volatility; XOMA’s financing needs and opportunities and risks associated with XOMA’s status as a Bermuda company, are described in more detail in XOMA’s most recent annual report on Form 10-K and in other SEC filings.  Consider such risks carefully in considering XOMA’s prospects.